Exhibit 99.2 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Code: 5279, 5280) CLOSING OF THE ISSUANCE OF US$1,000,000,000 5.125% SENIOR NOTES DUE 2029 (Debt Stock Code: 40102) Reference is made to the Company’s announcement dated 11 December 2019 in relation to the issuance of US$1,000,000,000 5.125% Senior Notes due 2029 (the “Notes”) and the formal notice dated 17 December 2019. Unless otherwise defined in this announcement, capitalised terms used in the Company’s announcement dated 11 December 2019 shall have the same meaning when used in this announcement. The Board is pleased to announce the closing of the issuance of the Notes on 17 December 2019. The Notes will be listed on The Stock Exchange of Hong Kong Limited on 18 December 2019. * For identification purpose only 1

Principal Terms of the Notes Issuer : The Company Aggregate principal amount : US$1,000,000,000 Offering price : 100% of the principal amount of the Notes Issue date : 17 December 2019 Interest rate : 5.125% per annum payable semi-annually in arrears on 15 June and 15 December of each year. Interest will accrue from 17 December 2019 Maturity date : 15 December 2029, unless earlier redeemed in accordance with terms thereof First interest payment due date : 15 June 2020 Securities Codes : Rule 144A: CUSIP: 98313R AE6 ISIN: US98313RAE62 COMMON CODE: 209298171 Regulation S: CUSIP: G98149 AE0 ISIN: USG98149AE02 COMMON CODE: 209298210 The Company estimates that the net proceeds from the offering of the Notes will be approximately US$991.3 million after deducting the discounts and commissions of the Initial Purchasers and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities, and for general corporate purposes. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 17 December 2019 As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors). 2